Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces Leadership Transition

James R. Heslop, II Appointed President and Chief Executive Officer

Thomas G. Caldwell to Retire as President, Chief Executive Officer and Director on March 31, 2022

MIDDLEFIELD, OHIO, February 17, 2022 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today announced the company has appointed James R. Heslop, II as President and Chief Executive Officer, succeeding Thomas G. Caldwell. Mr. Heslop, currently Executive Vice President, Chief Operating Officer and Director of Middlefield Banc Corp. (“Middlefield” or the “Company”) and The Middlefield Banking Company (the “Bank”), will assume the roles of President and Chief Executive Officer of both entities on April 1, 2022, upon Mr. Caldwell’s retirement. Mr. Caldwell will also retire from the Middlefield Banc Corp. Board of Directors on March 31, 2022. The Company’s Board of Directors has taken action to reduce the size of its Board of Directors from ten to nine effective on April 1, 2022.

William J. Skidmore, Chair of the Board of Middlefield Banc Corp., stated, “We are excited to announce Jim as Middlefield’s next Chief Executive Officer after an extensive search of both internal and external candidates as part of our succession planning. As a prior bank Chief Executive Officer, and Middlefield’s Executive Vice President, Chief Operating Officer and Director, Jim is a natural successor and ensures a seamless transition. Jim embodies Middlefield’s mission and community-oriented values that have guided the Company for 120 years of growth and value creation.”

Mr. Heslop has been an active member of the Ohio community banking industry for over 40 years. He joined Middlefield in 1996 as the Executive Vice President and Chief Operating Officer of The Middlefield Banking Company. Mr. Heslop became Executive Vice President and Chief Operating Officer of Middlefield Banc Corp. in October 2000. He became a director of the Bank in July 1999 and a director of Middlefield Banc Corp. in November 2001. From July 1993 until joining The Middlefield Banking Company in April 1996, Mr. Heslop was a Director, President, and Chief Executive Officer of First County Bank in Chardon, Ohio, an affiliate of F.N.B. Corporation. Mr. Heslop earned a B.S. in Business Administration from Wheeling College, an M.B.A. from Tiffin University, and is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison.

Mr. Skidmore continued, “Tom has been a consummate leader as both President and Chief Executive Officer of Middlefield Banc Corp. and The Middlefield Banking Company. Under his leadership, Middlefield has expanded from three offices in Northeast Ohio to 16 offices and an LPO throughout Northeast and Central Ohio, completed three successful acquisitions, and grown its assets from $134.6 million at December 31, 1995, to $1.33 billion at December 31, 2021. On behalf of Middlefield’s employees, management team, and Board of Directors, I want to thank Tom for his 35 years of dedication and service and wish him well on his much-deserved retirement.”

Mr. Caldwell stated, “It has been a privilege to serve and lead The Middlefield Banking Company over the past two decades. I am extremely proud of the Bank’s accomplishments, and I have thoroughly enjoyed serving our communities and working with Middlefield’s amazing associates. I am leaving at a time when the Bank is in a strong position, and I look forward to watching the Company’s continued success.”

Mr. Heslop stated, “I am honored to be appointed Chief Executive Officer of The Middlefield Banking Company and Middlefield Banc Corp. I believe Middlefield is well positioned to continue to grow and capitalize on a compelling market opportunity across our Northeast and Central Ohio markets. We have a proven community-oriented value proposition, and a team of committed and talented associates. Together, we will build upon the Bank’s 120-year history as we work to create sustained value for our shareholders.”

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.33 billion at December 31, 2021. The bank operates 16 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets, and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; (8) changes in the securities markets; or (9) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.